Exhibit 99.3

BRIDGE FACILITY TERM SHEET

PART 1

This is the Bridge Facility Term Sheet referred to in the commitment letter to which this Bridge Facility Term Sheet is attached (the “Commitment Letter”). Terms defined in the Commitment Letter, unless otherwise defined herein, have the same meaning in this Bridge Facility Term Sheet. This Bridge Facility Term Sheet is subject to the terms and conditions set out in the Commitment Letter.

The Borrower:	Magyar Telecom B.V. (the “Bridge Borrower”)

Facilities:	€100 million senior bridge facility (the “Bridge Facility”).

Administrative Agent:	Merrill Lynch International Bank Limited, London Branch (the “Bridge Facility Agent”).

Sole Physical Books:	Merrill Lynch International.

Mandated Lead Arrangers:	Merrill Lynch International and BNP Paribas (the “Arrangers”).

Underwriters:	Merrill Lynch International Bank Limited, London Branch (and/or one of its affiliates) and BNP Paribas.

Currency:	Euro.

Bridge Lenders:	Merrill Lynch International Bank Limited, London Branch (and/or one of its affiliates), BNP Paribas and a syndicate of banking and financial institutions arranged by the Arrangers in consultation with the Bridge Borrower (the “Bridge Lenders”).

Bridge Loans:	The Bridge Lenders will make loans (the “Bridge Loans”) to the Bridge Borrower in an aggregate principal amount not to exceed €100 million as of the Completion Date pursuant to the Bridge Facility.

Availability and Purpose of Bridge Loans:

The proceeds of the Bridge Loans will be available for a single drawing on the Completion Date and will be used to finance partially the Acquisition price and related transaction costs.

Amounts borrowed under the Bridge Facilities and repaid or prepaid may not be reborrowed.

Maturity Dates:	The Bridge Loans will mature on the date (the “Initial Maturity Date”) falling twelve months after the consummation of the Acquisition (the “Completion Date”); provided, however, that, subject to the conditions set forth under the section “Conditions to Extension” below, the maturity of the Bridge Loans will be automatically extended to mature on the date falling seven years after the Initial Maturity Date (the “Extended Maturity Date” and such extended maturity loans, the “Extended Term Loans”). The Extended Term Loans will have the same material terms as the Bridge Loans except as set out in this Term Sheet.

Conditions to Extension of the Bridge Loans:

Extension of the maturity of the Bridge Loans is subject to (i) the Bridge Borrower not being subject to bankruptcy or other insolvency proceedings, (ii) no default or potential default relating to payment under the Finance Documents or the Senior Facilities and (iii) no payment default under the Fee Letter.

Availability of the Exchange Securities:

At any time after the Initial Maturity Date, at the option of the applicable holder, Extended Term Loans may be exchanged in whole or in part for long-term exchange notes (the “Exchange Securities”) to be issued by the Bridge Borrower; provided that the Bridge Borrower will not be required to issue any Exchange Securities until it has received requests to issue at least €15 million in aggregate principal amount of such Exchange Securities. The principal amount of any Exchange Security will be equal to 100% of the aggregate principal amount (including any accrued interest not required to be paid in cash) of the Extended Term Loan for which it is exchanged.

When issued, the Exchange Securities will be governed by an indenture to be entered into among the Bridge Borrower and the other Guarantors (as defined below) and a trustee that is acceptable to the Bridge Borrower and the Bridge Facility Agent and contains covenants, events of default, repayment and other provisions that are customary for transactions of this type with established high yield issuers, subject, in the case of covenants and events of default, to customary exceptions and thresholds to be agreed.

Documentation

The Bridge Facilities will be made available under a senior bridge facility agreement (the “Bridge Facility Agreement”) to be agreed between the parties on terms consistent with this Term Sheet and otherwise in form and substance satisfactory to the Bridge Borrower and the Arrangers.

Other documentation will include:

(a) an amended and restated Intercreditor Agreement (to which any bond trustee under the Bridge Borrower High Yield Notes will accede) between:

(i) the parties under the Bridge Facility Agreement;

(ii) hedge counterparties;

(iii) intercompany creditors; and

(iv) the parties under the Existing Intercreditor Agreement and other parties to be confirmed following finalisation of acquisition and capital structure;

(b) Transaction Security Documents;

(c) Fee Letters; and

(d) Engagement Letter.

Such documentation shall be in form and substance satisfactory to the Bridge Borrower and the Arrangers.

Ranking:	The Bridge Loans, the Extended Term Loans and the Exchange Securities shall be pari passu with all existing and future senior indebtedness of the Bridge Borrower and senior to all subordinated obligations of the Bridge Borrower.

Guarantees:	The obligations of the Bridge Borrower in respect of the Bridge Loans, the Extended Term Loans and the Exchange Securities, will be unconditionally and irrevocably guaranteed on a senior subordinated basis (the “Guarantees”) by each of the subsidiaries of the Bridge Borrower that will guarantee the Existing HY Bonds, the Existing FRN Bonds and the Senior Facilities (including by Target and its subsidiaries) (in each case, to the extent legally possible) (collectively, the “Guarantors”).

Ranking of the Guarantees:	The Guarantees shall be pari passu with all existing and future senior subordinated indebtedness of the Guarantors, junior to all senior obligations of the Guarantors and senior to all subordinated obligations of the Guarantors.

Security:	As for the Senior Facilities or as otherwise provided in Schedule 7, granted on a second ranking basis to the Senior Facilities (or any interim facility entered into in lieu thereof), to the extent legally permissible and subject to the Agreed Security Principles.

Interest Rates:	As set out in Part 2 hereto.

Mandatory Redemption:	The Bridge Borrower will be required to prepay the Bridge Loans and the Extended Term Loans, on a pro rata basis (among the lenders), at par plus accrued and unpaid interest, (a) with Disposal Proceeds (subject to certain baskets and exceptions to be agreed) and (b) with the net proceeds of any issuance of debt or equity securities, subject, in the case of clause (a) above, to the required prepayment of amounts under the Senior Facilities.

Upon the occurrence of a Change of Control, the Bridge Borrower will be required to prepay all Bridge Loans of Bridge Lenders who so request prepayment at 100% of par, and will be required to prepay (or offer to repurchase, as applicable) all Extended Term Loans and Exchange Securities at 101% of par, plus, in each case, accrued and unpaid interest.

Upon the occurrence of any PIK Notes Refinancing, the Bridge Borrower will be required to prepay all Bridge Loans of Bridge Lenders who so request prepayment at 100% of par, and will be required to prepay (or offer to repurchase, as applicable) all Extended Term Loans and Exchange Securities at 101% of par, plus, in each case, accrued and unpaid interest.

Optional Prepayment:	The Bridge Loans may be prepaid, in whole or in part, subject to breakage costs, at the option of the Bridge Borrower, at any time subject to 3 business days’ notice in writing, at par, plus accrued and unpaid interest, subject to reimbursement of the Bridge Lenders’ actual redeployment costs in the case of a prepayment of EURIBOR borrowings other than on the last day of the relevant interest period.

Each Extended Term Loan and each Exchange Security will be callable at the Bridge Borrower’s option at any time after the date falling four years after the Initial Maturity Date at the following redemption prices, plus any accrued and unpaid interest, if redeemed during the 12-month periods set forth below:

(a) from the date falling four years after the Initial Maturity Date: par plus 50% of the coupon;

(b) from the date falling five years after the Initial Maturity Date: par plus 25% of the coupon; and thereafter

(c) at par.

For avoidance of doubt, such call protection will be applicable to all holders of Extended Term Loans or Exchange Securities other than any Arranger (except to the extent such Arranger acquires Extended Term Loans or Exchange Securities from a third party).

Representations and Warranties:	Usual for facilities and transactions of this type and substantially identical to those set out in the agreement governing the Senior Facilities, with such changes and modifications to reflect any differences in obligors, ranking, security and structure and with the addition of representations and warranties relating to the Transaction Documents and the Engagement Letter.

Affirmative Covenants:	In the case of the Bridge Loans, affirmative covenants (to be applicable to the Bridge Borrower and its subsidiaries) to be substantially identical to but not limited to the affirmative covenants set out in the agreement governing the Senior Facilities

In the case of the Exchange Securities and the Extended Term Loans, affirmative covenants usual and customary for transactions of this type with established high yield issuers.

Negative Covenants:	In the case of the Bridge Loans, negative covenants (to be applicable to the Bridge Borrower and its subsidiaries) to be substantially identical to but not limited to the negative covenants set out in the “Negative Covenants” section of the agreement governing the Senior Facilities (which, for the avoidance of doubt, do not include any maintenance or financial covenants).

In the case of the Exchange Securities and the Extended Term Loans, the following negative covenants (to be applicable to the Issuer and its restricted subsidiaries), and such other negative covenants as are usual and customary for transactions of this type with established high yield issuers, subject to customary exceptions and thresholds to be agreed:

(a) Limitation on Indebtedness;

(b) Limitation on Restricted Payments;

(c) Limitation on Issuances and Sales of Restricted Subsidiary Stock;

(d) Limitation on Transactions with Affiliates;

(e) Limitation on Liens;

(f) Limitation on Asset Sales;

(g) Limitation on Guarantees of Indebtedness by Restricted Subsidiaries;

(h) Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries;

(i) Designation of Restricted and Unrestricted Subsidiaries;

(j) Limitation on Mergers, Consolidations or Sales of Substantially All Assets;

(k) Impairment of Security Interest;

(l) Lines of Business;

(m) Limitation on the Layering of Debt; and

(n) Reports to Holders.

Events of Default:	In the case of the Bridge Loans, events of default equivalent to those set out in the agreement governing the Senior Facilities.

The Exchange Securities and the Extended Term Loans will contain events of default usual and customary for transactions of this type with established high yield issuers, including the following:

(a) failure to pay principal, interest or any other amount on the Exchange Securities when due.

(b) failure to comply with covenants (with customary notice and cure periods as applicable).

(c) payment default and cross-acceleration to debt exceeding an amount to be agreed.

(d) unsatisfied judgment or order in excess of an amount to be agreed individually or in the aggregate.

(e) bankruptcy or insolvency of the Bridge Borrower or Guarantors.

(f) actual or asserted invalidity of any Guarantee or Security or any other Transaction Document.

Registration Rights:	None.

Voting:	Amendments and waivers of the documentation for the Bridge Facilities and the other definitive credit documentation related thereto will require the approval of Bridge Lenders holding at least a majority of the outstanding Bridge Loans, Extended Term Loans and Exchange Securities, except that no modification or change may extend the maturity of any loan under any of the Bridge Facilities or change the time of payment of interest on any loan under any of the Bridge Facilities, reduce the rate of interest or the principal amount of any loan under any of the Bridge Facilities, alter the redemption provisions of any loan under any of the Bridge Facilities, change the subordination provisions in a manner that would adversely affect the holders of any loan under any of the Bridge Facilities or reduce the percentage of holders necessary to modify or change any loan under any of the Bridge Facilities, without the consent of the Bridge Lenders affected thereby.

Rights to Transfer Exchange Securities:	The holders of the Exchange Securities shall have the absolute and unconditional right to transfer such Exchange Securities, subject to applicable law.

Refinancing:	The Bridge Borrower will promptly commence the preparation of a Rule 144A offering memorandum, prospectus or other private placement memorandum relating to securities to be offered for the purpose of refinancing the Bridge Loans (the “Proposed Financing”) and to use commercially reasonable efforts to provide, as soon as practicable, a completed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum relating to the Proposed Financing and to take or cause to be taken such other actions as are customary for the Proposed Financing.

Expenses:	Customary provisions for transactions of this type regarding expense reimbursement.

Governing Law and Forum:	New York law with submission to the non-exclusive jurisdiction of the courts located in the city and county of New York.

PART 2

Bridge Facilities

Interest Rates

Bridge Loans and Extended Term Loans:	The Bridge Loans and Extended Term Loans will accrue interest at a rate per annum as follows for the indicated periods, plus mandatory costs, if any:

Initial Margin: the greater of three-month Euribor, adjusted for reserves, at the Date of Determination plus 425 basis points and 50 basis points over the FRN Spread to Maturity at the Date of Determination;

From the date falling six months after the Completion Date subject to Margin ratchets

“FRN Spread to Maturity” shall mean, as of each Date of Determination, the spread over Euribor to maturity derived from the average of the prices quoted in respect of the Existing FRN Bonds by Merrill Lynch and BNP Paribas that are executable for Euro 5 million or more. The FRN Spread to Maturity shall be calculated by the Bridge Facility Agent and shall be binding on the parties.

“Date of Determination” shall mean, in respect of a period for which an interest rate applies, the first date of such period.

Interest on the Bridge Loans and the Extended Term Loans shall be payable in cash on a quarterly basis in arrears.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.